Exhibit 99.1
VALLEY FORGE SCIENTIFIC CORP.
3600 Horizon Drive
King of Prussia, Pennsylvania 19406
(484) 690-9000
http://www.vlfg.com
Attn: Pamela G. Boone, Chief Financial Officer
VALLEY FORGE SCIENTIFIC CORP. ANNOUNCES REINCORPORATION AS A
DELAWARE COMPANY AND CHANGE OF ITS NAME TO SYNERGETICS USA, INC.
KING OF PRUSSIA, PA, September 22, 2005 — Valley Forge Scientific Corp. (NASDAQ: SURG) announced today that it has completed its reincorporation from a Pennsylvania corporation to a Delaware corporation and changed its name to Synergetics USA, Inc.
About Valley Forge Scientific
Valley Forge designs, manufactures and markets medical devices for use primarily in ophthalmic surgery and neurosurgery and for other healthcare applications. Its products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to its surgical devices and equipment, it designs and manufactures disposable and non-disposable supplies and accessories for use with such devices and equipment. It also manufactures and sells bipolar electrosurgical generators and other generators, based on its DualWaveTM technology, and complementary instrumentation and disposable products for use in neurosurgery, spine surgery, pain control and in dental applications. Valley Forge sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries.
Forward-Looking Statements
Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements are based upon current expectations and beliefs and are subject to a number of factors. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to: the effects of local and national economic, credit and capital market conditions on the economy in general, and on the medical device industry in particular, and the effects of foreign exchange rates and interest rates; the ability to timely and cost-effectively integrate the operations and management of Valley Forge and Synergetics following their merger transaction; the ability to realize the synergies and other perceived advantages resulting from the merger; the ability to retain and attract key personnel; the ability of Valley Forge to successfully execute its business strategy; the extent and timing of market acceptance of new products or product indications; the ability of Valley Forge to procure, maintain, enforce and defend its patents and proprietary know how; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; the ability of Valley Forge to continue to increase customer loyalty; the ability to recoup costs of capital investments through higher revenues; environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to Valley Forge’s properties; acts of war or terrorism incidents; the effects of operating and market competition; and other important factors disclosed previously and from time to time in Valley Forge’s filings with the SEC and in the Joint Proxy Statement/Prospectus filed by Valley Forge and Synergetics with the SEC. Valley Forge undertakes no obligation to update these forward-looking statements.